Exhibit 99.1

News	Contact:
June Harrison ViaSat Inc. 760-476-2633 www.viasat.com
ViaSat Posts Record Revenues and Profitability in Fiscal Third Quarter
Pre-tax earnings up 83% for the quarter and 26% year-to-date
Carlsbad, CA — February 5, 2008 — ViaSat Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, announced financial results for the third quarter ended December 28, 2007.1 Highlights include record quarterly and year-to-date revenues of $152.1 million and $427.2 million, respectively. For the third quarter, the company also reported net income of $0.40 per share on a diluted non-GAAP basis or $0.32 per share on a diluted GAAP basis, both quarterly records. Year-to-date, the company reported net income of $0.96 per share on a diluted non-GAAP basis or $0.71 per share on a diluted GAAP basis.
     “Third quarter earnings reflect significant margin improvement in both government and commercial products,” noted Mark Dankberg, ViaSat CEO. “Compared to the same period last year, pre-tax income grew over 80%, even while we invested over 50% more in R&D. Quarterly and year-to-date earnings and revenues are at record levels. While year-to-date orders are solid, third quarter awards reflect timing delays of anticipated extensions to on-going government development contracts.”
Financial Results1

			First 9 Mos.	First 9 Mos.
(In millions, except per share data)	Q3 2008	Q3 2007	FY08	FY07
Revenues	$152.1	$124.3	$427.2	$384.5
Net income	$10.2	$9.7	$23.0	$21.6
Diluted per share net income	$0.32	$0.31	$0.71	$0.71
Non-GAAP net income[2]	$12.9	$12.2	$30.9	$28.3
Diluted per share non-GAAP net income [2]	$0.40	$0.40	$0.96	$0.93
Fully diluted weighted average shares	32.5	30.8	32.3	30.4

New orders/Contract awards	$136.0	$124.0	$461.5	$399.3
Sales backlog	$422.9	$394.9	$422.9	$394.9

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2008 end on June 29, 2007, September 28, 2007, December 28, 2007 and March 28, 2008.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release. A description of our use of non-GAAP information provided below under “Use of Non-GAAP Financial Information.”

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ViaSat News	2
Government Segment3
     The Government segment recorded quarterly and nine-month revenues of $84.9 million and $235.4 million respectively, a 23.0% increase over the third quarter of fiscal year 2007 and a 13.5% increase over the prior year nine-month period. The third quarter year-over-year increase in revenues resulted primarily from higher sales of government satellite communications and information assurance products. New contract awards in our Government segment for the third quarter of fiscal year 2008 were $54.4 million.
Commercial Segment3
     For the Commercial segment, revenues were $67.1 million for the third quarter, a 21.4% increase over the third quarter of fiscal year 2007. Year-to-date Commercial segment revenues were $191.8 million, an 8.2% increase over the prior year. The revenue growth for the third quarter of fiscal year 2008 compared to 2007 was primarily related to higher sales of consumer broadband products and antenna systems products, partially offset by a decrease in our enterprise VSAT products. New contract awards in our Commercial segment for the third quarter of fiscal year 2008 were $81.6 million.
Selected Third Quarter 2008 Business Highlights
•	In collaboration with Eutelsat and Loral, announced establishment of new Ka-band broadband initiatives in North America and Europe. ViaSat has contracted with Space Systems/Loral to construct ViaSat-1, expected to be the world’s most cost-efficient broadband satellite. ViaSat will be the exclusive provider of broadband networking equipment for ViaSat-1 in the U.S., the Canadian portion of ViaSat-1 which is anticipated to augment Telesat ANIK F-2 and ANIK F-3 Ka-band coverage, and for Eutelsat KA-SAT, Europe’s highest capacity satellite. ViaSat and Eutelsat are also working on a broader strategic relationship which will include extending services to Ka-band at substantially more attractive pricing, including regional video, multi-media, enterprise, defense and mobile broadband services currently operating over Ku-band satellites.

•	Commenced work on a military satellite communication terminal called the Joint Internet Protocol Modem (JIPM) through a subcontract with Globecomm Systems Inc. The new modem is designed to integrate advanced commercial satellite networking and information assurance technologies into an integrated IP network for joint, interoperable communications.

[3]	During the third quarter of fiscal year 2008, the company made management and organizational structure changes due to a shift in product marketing and development strategies. We have changed the data for the prior fiscal year periods presented to conform to the current period presentation.

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•	Signed new distribution agreements and received new orders worth $26 million for airborne broadband terminals and satellite services for ARINC SKYLinkSM and Rockwell Collins eXchangeTM services.

•	Received orders from Eutelsat to provide a Ka-band consumer broadband system in Europe based on the company’s SurfBeam® DOCSIS® based system in support of Eutelsat’s recently launched Tooway™ service in Europe. Initial customer applications will be for Swisscomm in Switzerland.

•	Received our first order for AN/PSC-14s portable broadband military terminals from the U.S. Air Force. The terminal combines Inmarsat IP-based Broadband Global Area Network (BGAN) technology with ViaSat AltaSec® IP inline encryption equipment.

•	Named as the only “Excellence VSAT Equipment Providing Enterprise” and voted number one of five “Foreign Excellence Brand Enterprises” in the 2007 Excellence Brand Enterprises in Chinese Application Industry awards program.
Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that refer to broadband initiatives in North America and Europe, collaborations, strategic relationships, exclusivity arrangements and the ViaSat-1 satellite system. ViaSat wishes to caution you that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ include: product design flaws or defects; ViaSat ability to successfully integrate acquired companies; ViaSat ability to perform under existing contracts and obtain additional contracts; ViaSat ability to develop new products that gain market acceptance; ViaSat ability to reach agreement on definitive contracts; changes in product supply, pricing and customer or end user demand; changes in relationships with, or the financial condition of, key customers or suppliers; changes in government regulations; changes in economic conditions globally and in the communications markets in particular; increased competition; potential product liability, infringement and other claims; and other factors affecting the communications industry generally. In addition, ViaSat refers you to the risk factors contained in ViaSat SEC filings available at www.sec.gov, including without limitation, ViaSat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason.

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Conference Call
     ViaSat Inc. will host a conference call on Tuesday, February 5, 2008, at 10:00 a.m. Eastern Time, to discuss the results for the third quarter of fiscal year 2008. The dial-in number is (877) 397-0250 in the U.S. and (719) 325-4854 internationally. A replay of the conference call will be available for approximately 24 hours after the original call by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 2614298. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations section of our website at www.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure, and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company has five subsidiaries: US Monolithics, Efficient Channel Coding, Enerdyne Technologies, Intelligent Compression Technologies and JAST. These companies design and produce complementary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, video data link systems, data acceleration and compression products, and mobile satellite antenna systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional field offices are located in Boston, MA, Baltimore, MD, Washington DC, Australia, China, India, Italy, and Spain.
Use of Non-GAAP Financial Information
     To supplement ViaSat consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income, a measure ViaSat believes is appropriate to enhance an overall understanding of ViaSat past financial performance and prospects for the future. Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets), and non-cash stock-based compensation expenses. The non-GAAP numbers for year-to-date fiscal year 2007 also exclude a cumulative one time adjustment to compensation expense to correct certain historical stock option grants. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our

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ViaSat News	5
financial reporting and facilitates comparisons to the company’s historical operating results. Further, these adjusted non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between GAAP Net Income and Non-GAAP Net Income” table contained in this release.
SKYLINK is a service mark of ARINC. eXchange is a trademark of Rockwell Collins.
SurfBeam and AltaSec are registered trademarks of ViaSat, Inc.
DOCSIS is a registered trademark of Cable Television Laboratories Inc.
Tooway is a trademark of Eutelsat S.A.
Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.

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ViaSat News	6
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 28, 2007	December 29, 2006	December 28, 2007	December 29, 2006
Revenues	$152,053	$124,336	$427,240	$384,538
Operating expenses:
Cost of revenues	105,842	90,383	306,751	285,942
Selling, general & administrative	20,920	17,692	59,074	50,326
Independent research and development	8,405	5,557	24,215	15,181
Amortization of intangible assets	2,389	2,521	7,173	7,202

Income from operations	14,497	8,183	30,027	25,887
Interest, net	1,309	461	3,856	919

Income before income taxes and minority interest	15,806	8,644	33,883	26,806
Provision (benefit) for income taxes	4,803	(1,095)	9,863	5,076
Minority interest in net earnings of subsidiary, net of tax	778	49	1,029	140

Net Income	$10,225	$9,690	$22,991	$21,590

Diluted net income per share	$0.32	$0.31	$0.71	$0.71

Diluted common equivalent shares	32,458	30,773	32,309	30,422

RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME IS AS FOLLOWS:
GAAP net income	$10,225	$9,690	$22,991	$21,590
Amortization of intangible assets	2,389	2,521	7,173	7,202
Stock-based compensation expense	1,857	1,551	5,550	3,603
Income tax effect	(1,620)	(1,551)	(4,831)	(4,054)

Non-GAAP net income	$12,851	$12,211	$30,883	$28,341

Non-GAAP diluted net income per share	$0.40	$0.40	$0.96	$0.93

Diluted common equivalent shares	32,458	30,773	32,309	30,422
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	December 28, 2007	March 30, 2007
Assets
Current Assets:
Cash and S-T investments	$133,026	$103,392
Accounts receivable, net	147,356	139,789
Inventory	56,371	46,034
Deferred income taxes	15,821	9,721
Other current assets	20,907	9,218

Total current assets	373,481	308,154

Goodwill	67,210	65,988
Other intangible assets, net	28,726	33,601
Property and equip, net	54,293	51,463

Other assets	19,744	24,733

	$543,454	$483,939

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$52,853	$43,516
Accrued liabilities	80,611	77,232
Line of credit	—	—

Total current liabilities	133,464	120,748

Other liabilities	17,364	13,273

Total liabilities	150,828	134,021

Minority interest	2,234	1,123

Total stockholders’ equity	390,392	348,795

	$543,454	$483,939